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                                                                       Exhibit 1


                  NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY
                  ---------------------------------------------

     I, Glenn W. Soden, Assistant Secretary of NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, hereby certify that the following is a true and correct copy of a resolution adopted by the BOARD OF DIRECTORS of NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY, at a meeting duly convened and held on the 26th day of July, 2000, at which a quorum was present and acting throughout.

RESOLVED, that the Company, pursuant to the provisions of Ohio Revised Code
Section 3907.15, hereby establishes a separate account, designated Nationwide VA Separate Account-D (hereinafter the Variable Account) for the following use and purposes, and subject to such conditions as hereafter set forth:

RESOLVED FURTHER, that the Variable Account shall be established for the purpose of providing for the issuance of variable annuity contracts (hereinafter the Contracts), which Contracts provide that part or all of the annuity benefits and cash value will reflect the investment experience of one or more designated underlying securities; and

RESOLVED FURTHER, that the fundamental investment policy of the Variable Account shall be to invest or reinvest the assets of the Variable Account in securities issued by investment companies registered under the Investment Company Act of 1940, as may be specified in the respective Contracts; and

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized and directed to take all action they deem necessary and appropriate to: (a) register the Variable Account as a unit investment trust under the Investment Company Act of 1940, as amended; (b) register the Contracts in such amounts as the officers of the Company shall from time to time deem appropriate under the Securities Act of 1933 and to prepare and file amendments to such registration as they may deem necessary or desirable; and (c) take all other action necessary to comply with: the Investment Company Act of 1940, including the filing of applications for such exemptions from the Investment Company Act of 1940 as the officers of the Company shall deem necessary or desirable; the Securities Exchange Act of 1934; the Securities Act of 1933; and all other applicable state and federal laws in connection with offering said Contracts for sale and the operation of the Variable Account; and

RESOLVED FURTHER, that the proper officers of the Company be, and they hereby are, authorized and empowered to do and perform, or cause to be done and performed, all such acts, deeds and things to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments and certificates in the name of and on behalf of this Company or otherwise as such officers may deem necessary or desirable to effectuate and carry out fully the purpose and intent of the foregoing resolution.


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         I further certify that the foregoing resolution has not been amended, altered, or repealed and is now in full force and effect.

         IN WITNESS WHEREOF, I have hereunto set my hand and caused the corporate seal of NATIONWIDE LIFE AND ANNUITY INSURANCE COMPANY to be hereunto affixed this 14th day of September, 2000.

                                               /s/ GLENN W. SODEN
                                               ---------------------------------
                                               Glenn W. Soden
                                               Assistant Secretary




(seal)